SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                           FORM 8-K


                          Current Report
               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):    May 26, 1998



                  MERCANTILE STORES COMPANY, INC.
       (Exact name of registrant as specified in its charter)



      Delaware                1-3339                51-0032941
   (State or other         (Commission           (I.R.S. Employer
   jurisdiction of         File Number)          Identification No.)
   incorporation)


       9450 Seward Road Fairfield, Ohio                         45014
     (Address of principal executive offices)                (Zip Code)


   Registrant's telephone number, including area code:    (513) 881-8000

Item 5.  Other Events


	On May 18, 1998, Mercantile Stores Company, Inc. (the "Registrant"), and Dillard's Inc., a Delaware Corporation ("Dillard's") entered into an Agreement, dated as of May 16, 1998 (the "Agreement"), pursuant to which, a cash tender offer of $80.00 per share, or approximately $2.9 billion in cash, will be commenced by MSC Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of Dillard's, no later than May 22, 1998 to acquire all the outstanding shares of Common Stock of the Registrant.

	On May 18, 1998, the Registrant issued a press release announcing the signing of the Agreement. A copy of the press release is filed as an exhibit hereto.


                                SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.



                                     MERCANTILE STORES COMPANY, INC.
                                             (Registrant)




     May 26, 1998                            David L. Nichols
     ____________             ____________________________________________
     (Date)                   (David L. Nichlos, Chairman of the Board and
                                       Chief Executive Officer)

Exhibits Index:

  99.1 Registrant press release dated May 18, 1998

                           EXHIBIT 99


                                                  MAY 18, 1998

                      Dillard's Inc. to Purchase
                    Mercantile Stores Company, Inc.


New York, May 18, 1998 . . . Mercantile Stores Company, Inc. (NYSE: MST) has reached an agreement with Dillard's Inc. (NYSE: DDS) to receive a cash tender offer of $80 per share for all of the outstanding common shares of Mercantile Stores Company, Inc., subject to the satisfaction of certain conditions. The total cash acquisition price is approximately $2.9 billion.

Mercantile Stores Company, Inc., headquartered in Fairfield, Ohio, operates 103 traditional department stores and 16 home fashion stores in a total of 17 states. Retail sales for the fiscal year ended January 31, 1998, amounted to $3.1 billion.

Dillard's Inc., headquartered in Little Rock, Arkansas, is a leading national retailer operating 272 department stores in 27 states. Reported retail sales for the 1997 fiscal year amounted to $6.6 billion.


CONTACT PARTY:                     W. A. Carr, Treasurer and Secretary
                                   (513) 881-8121